June 9, 2005

George Roberts
Ash Canyon Ranch
2260 Mescal Road
Benson, AZ 85602

      Re:   Termination of Employment and Continuity of Benefits Agreement

Dear George:

      You and P-Com, Inc. (the "Company") are parties to an Employment and Continuity of Benefits Agreement dated May 31, 2001, as amended by letter agreement dated April 28, 2003, copies of which are attached hereto (the "Agreement"). This letter agreement sets forth the terms and conditions under which the Agreement shall be immediately terminated and superseded by the arrangements detailed herein.

      In consideration for the terms and conditions contained in this letter agreement, the Agreement shall be terminated and shall no longer be of any further force or effect:

      1. In lieu of all other payments due you under the terms of the Agreement, including all obligations to issue you Common Stock of the Company, the Company shall issue you a warrant to purchase 600,000 shares of Common Stock of the Company at a purchase price of $.30 per share, in substantially the form attached hereto, which warrant shall have a term of five years from the date hereof.

      2. The Company will pay your medical and dental COBRA payments, including executive supplemental coverage known as ExecuCare, for so long as such continued coverage is allowed under the Company's contract with its medical and dental insurance plan carrier(s) ("Insurance Termination Date"). After the Insurance Termination Date, the Company shall arrange, by reimbursement, through direct contract with the Company's medical and dental insurance plan carrier(s), or otherwise, to provide the same level of medical and dental coverage, including ExecuCare, to you for the remainder of your natural life. The parties agree and acknowledge that the alternative selected will be the most cost effective alternative to the Company, consistent with the requirement that the Company maintain the same coverage to you as currently exists under the Agreement.

      In the event that Company defaults in any of its obligations hereunder, the Company acknowledges that you will have the right to immediate payment of all unpaid obligations and the right to assert all claims under this letter agreement.

Mr. George Roberts
June 9, 2005
Page 2


      This letter agreement constitutes the entire agreement between you and Company with respect to the subject matter hereof, and subject to the terms and conditions set forth herein, supersedes the Agreement and all other prior or contemporaneous agreements between you and Company relating thereto. By executing this letter agreement below, you agree to release and forever discharge the Company from any and all claims and liability under the Agreement, whether as an employee or otherwise, arising on or before the date of this letter agreement (the "Release"), and that the agreements of the Company hereunder shall constitute adequate consideration for the Release granted the Company under the terms of this Letter Agreement. This letter agreement shall be construed and enforced in accordance with and governed by the laws of the State of California, without regard to the choice of law provisions thereof.

      If you agree that this letter accurately sets forth our agreement as to the matters set forth herein, please indicate your acceptance by signing in the space set forth below, and returning a copy hereof to Company.

                                   Sincerely,

                                   P-COM, INC.


                                   By:/s/ Daniel W. Rumsey
                                      ----------------------------
                                      Daniel W. Rumsey
                                      Chief Restructuring Officer

ACCEPTED AND AGREED TO
AS OF THE DATE HEREOF:


/s/ George Roberts
------------------
George Roberts